The Private Bank of California Shareholders Approve Merger with First PacTrust Bancorp Subsidiary

IRVINE, California, June 20, 2013 — First PacTrust Bancorp, Inc. (Nasdaq: BANC) (“First PacTrust”), the holding company for PacTrust Bank and Beach Business Bank (“Beach Business Bank”), announced today that the shareholders of The Private Bank of California (“Private Bank”) have approved the merger of Private Bank with and into Beach Business Bank.

Subject to the terms of the merger agreement between First PacTrust, Private Bank and Beach Business Bank, at the closing of the merger all of the issued and outstanding shares of Private Bank common stock will be converted into the right to receive, in aggregate (i) 2,083,333 shares of First PacTrust common stock and (ii) $24,887,513 in cash. The completion of the merger is currently planned for July 1, 2013.

About The Private Bank of California

Headquartered in Century City, California, Private Bank provides a wide range of financial services, including credit and deposit products as well as cash management services, from its headquarters as well as full-service branches in Hollywood and Orange County and a loan production office in downtown Los Angeles. Private Bank’s target clients include high net worth and high income individuals, business professionals and their professional service firms, business owners, entertainment service businesses and non-profit organizations. For more information, visit www.tpboc.com.

About First PacTrust Bancorp, Inc.

Based in Irvine, California, First PacTrust Bancorp, Inc. is the $2.0 billion multi-bank holding company of Pacific Trust Bank and Beach Business Bank, which together operate banking offices in Los Angeles, Orange, San Diego and Riverside counties, and loan production offices in California, Arizona, Oregon and Washington.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by First PacTrust with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: First PacTrust Bancorp, Inc.

INVESTOR RELATIONS INQUIRIES:

First PacTrust Bancorp, Inc.

Richard Herrin, 949-236-5300